As filed with the Securities and Exchange Commission on April 12, 2023

Registration No. 333-267657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CALIBERCOS INC.

(Exact name of Registrant as specified in its charter)

Delaware	6282	47-2426901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8901 E. Mountain View Rd. Ste 150, Scottsdale AZ 85258
(480) 295-7600
(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

John C. Loeffler, II

Chairman and Chief Executive Officer

8901 E. Mountain View Rd. Ste. 150, Scottsdale AZ 85258

(480) 295-7600

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Thomas J. Poletti. Esq. Veronica Lah, Esq. Manatt, Phelps & Phillips LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 (714) 371-2500	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☐	☒	☒	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

CaliberCos Inc. (the “Company”) is filing this Amendment No. 8 to its Registration Statement on Form S-1 (File No. 333-267657) as an exhibits-only filing, solely to file Exhibits 10.13, 10.14 and 10.15. Accordingly, this Amendment No. 8 consists solely of this facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us (the Registrant), other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee and FINRA filing fee.

Amounts to be Paid
SEC registration fee	$760
FINRA filing fee	8,000
Nasdaq filing fee	50,000
Printing fees and expenses	50,000
Legal fees and expenses	600,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees	6,200
Miscellaneous fees and expenses	300,040
Total	$1,215,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CaliberCos Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CaliberCos Inc. At present, there is no pending litigation or proceeding involving a director or officer of CaliberCos Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold since January 1, 2019:

(1)	Issuances of Options to Purchase Common Stock—From January 1, 2019 through the date of this registration statement, we granted under our 2017 Plan options to purchase an aggregate of 1,414,202 shares of our common stock to a total of 155 employees, consultants and directors, having exercise prices ranging from$3.35 to $9.25 per share.

(2)	From January 1, 2019 through the date of this registration statement, we issued1,651,302 shares of Series B preferred stock at a per share price of $6.73 pursuant to Regulation A+.

(3)	From January 1, 2019 through the date of this registration statement, we issued 515,860 restricted stock units to employees of our company.

(4)	On June 24, 2022, we issued 475,613 shares of Class A common stock to a former consultant in connection with the settlement of a dispute.

(5)	From January 1, 2019 through the date of this registration statement, we issued an aggregate of $30.8 million of promissory notes with a weighted average interest rate of 11.3%.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1	Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
3.1.1	First Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
3.1.2	Second Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.2 of CaliberCos Inc.’s statement on Form 1-U (File No.24R-00272), filed with the SEC on April 23, 2020)
3.1.3**	Third Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc.
3.1.4**	Form of Third Amended and Restated Certificate of Incorporation of CaliberCos Inc.
3.2	Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019).
3.2.1	Amendment No.1 to Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
3.3**	Form of Amended and Restated Bylaws of CaliberCos Inc.
4.1**	Form of Class A common stock Certificate
4.2**	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader
4.2.1	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.3	Form of Warrant, exercise price of $1.70 (Tranche 1) (incorporated by reference to Exhibit 3.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.4	Form of Warrant, exercise price of $1.70 (Tranche 2) (incorporated by reference to Exhibit 3.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.5	Form of Subscription Agreement for CaliberCos Inc.’s Series B Preferred Stock (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 24, 2020)
5.1**	Opinion of Manatt, Phelps & Phillips LLP

10.1+	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 6.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on December 5, 2019)
10.2+	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc. (incorporated by reference to Exhibit 6.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.2.1+	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc. (incorporated by reference to Exhibit 6.2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.3+	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc. (incorporated by reference to Exhibit 6.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.4.1+	Guaranty of Recourse Obligations dated September 2018, by CaliberCos Inc., Jennifer Schrader, John C. Loeffler II, and Frank Heavlin, for the benefit of RCC Real Estate Inc. (incorporated by reference to Exhibit 6.3.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.5	Office Lease Agreement by and among Pollock Gateway II LLC and CaliberCos Inc. dated July 13, 2018 (incorporated by reference to Exhibit 6.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.6	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and CaliberCos Inc. dated November 14, 2018 (incorporated by reference to Exhibit 6.4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
10.7+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.8+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.9+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.10+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.11**	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers
10.12	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware (incorporated by reference to Exhibit 8.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)
10.13	Caliber/ Encore Opportunistic Growth Fund Limited Liability Company Agreement dated May 1, 2022 by and between CaliberCos Inc. and Encore Caliber Holdings, LLC
10.14	Form of Managing Dealer Agreement by and among CaliberCos Inc., Skyway Capital Markets, LLC and Issuer
10.15	Sponsor Consulting Agreement dated December 1, 2022 by and among CaliberCos Inc. and Skyway Capital Markets, LLC
21.1**	List of Subsidiaries of CaliberCos Inc.
23.1**	Consent of Manatt, Phelps & Phillips LLP (included in Exhibit 5.1)
23.2**	Consent of Deloitte & Touche LLP, independent registered public accounting firm
24.1**	Power of Attorney
99.1**	Consent of William J. Gerber, director nominee
99.2**	Consent of Michael Trzupek, director nominee
99.3**	Consent of Daniel P. Hansen, director nominee
107**	SEC Filing Fee Table

**	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on April 12, 2023.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler
Title:	Chairman and Chief Executive Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer (Principal Executive Officer)	April 12, 2023
John C. Loeffler, II

/s/ Jade Leung	Chief Financial Officer (Principal Accounting Officer)	April 12, 2023
Jade Leung

/s/ Jennifer Schrader	President, Chief Operating Officer and Vice-Chairperson	April 12, 2023
Jennifer Schrader